Exhibit 99.2

CONSENT OF DIRECTOR NOMINEE

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to the use of his name as a Director Nominee in the registration statement on Form S-1 (File No. 333-190052), and any amendments thereto, to be filed by Extended Stay America, Inc. and ESH Hospitality, Inc.

/s/ Richard F. Wallman
Richard F. Wallman

Dated: September 20, 2013